Exhibit 99.2

LED BUSINESS OF CREE, INC.

AUDITED COMBINED FINANCIAL STATEMENTS

AS OF JUNE 28, 2020 AND JUNE 30, 2019

AND

FOR THE YEARS ENDED JUNE 28, 2020 AND JUNE 30, 2019

WITH INDEPENDENT AUDITORS’ REPORT THEREON

Financial Statements and Supplementary Data

Index to Combined Financial Statements

Report of Independent Auditors	3
Combined Balance Sheets as of June 28, 2020 and June 30, 2019	4
Combined Statements of Operations for the years ended June 28, 2020 and June 30, 2019	5
Combined Statements of Comprehensive (Loss) Income for the years ended June 28, 2020 and June 30, 2019	6
Combined Statements of Cash Flows for the years ended June 28, 2020 and June 30, 2019	7
Combined Statements of Shareholders' Equity for the years ended June 28, 2020 and June 30, 2019	8
Notes to Combined Financial Statements	9

Report of Independent Auditors

To the Board of Directors of Cree, Inc.

We have audited the accompanying combined financial statements of the LED Business of Cree, Inc., which comprise the combined balance sheets as of June 28, 2020 and June 30, 2019, and the related combined statements of operations, of comprehensive (loss) income, of shareholders' equity and of cash flows for the years then ended.

Management's Responsibility for the Combined Financial Statements

Management is responsible for the preparation and fair presentation of the combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the LED Business of Cree, Inc. as of June 28, 2020 and June 30, 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

As discussed in Note 2 to the combined financial statements, the Company changed the manner in which it accounts for leases on July 1, 2019. Our opinion is not modified with respect to this matter.

/s/PricewaterhouseCoopers LLP
Raleigh, North Carolina
February 26, 2021

LED BUSINESS OF CREE, INC.

COMBINED BALANCE SHEETS

	June 28, 2020	June 30, 2019
in millions of U.S. Dollars
Assets
Current assets:
Cash and cash equivalents	$61.7	$95.6
Short-term investments	12.0	9.3
Total cash, cash equivalents and short-term investments	73.7	104.9
Accounts receivable, net	41.6	59.7
Inventories	77.4	101.3
Prepaid expenses	12.4	9.3
Other current assets	5.6	7.3
Current assets held for sale	1.3	1.9
Total current assets	212.0	284.4
Property and equipment, net	72.7	89.8
Goodwill	180.3	180.3
Intangible assets, net	24.7	26.3
Deferred tax assets	5.2	4.7
Other assets	1.7	—
Total assets	$496.6	$585.5
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$55.2	$66.6
Accrued contract liabilities	24.1	30.7
Deferred tax liabilities	—	2.4
Income taxes payable	5.5	12.8
Other current liabilities	5.9	5.1
Total current liabilities	90.7	117.6
Long-term liabilities:
Other long-term liabilities	9.8	7.7
Total long-term liabilities	9.8	7.7
Commitments and contingencies
Equity:
Parent company investment	380.4	445.3
Accumulated other comprehensive income	9.6	9.9
Total equity - controlling interest	390.0	455.2
Noncontrolling interest	6.1	5.0
Total equity	396.1	460.2
Total liabilities and equity	$496.6	$585.5

The accompanying notes are an integral part of the combined financial statements

LED BUSINESS OF CREE, INC.

COMBINED STATEMENTS OF OPERATIONS

	Fiscal Years Ended
	June 28, 2020	June 30, 2019
in millions of U.S. Dollars
Revenue, net	$433.2	$570.6
Cost of revenue, net	354.9	424.3
Gross profit	78.3	146.3
Operating expenses:
Research and development	45.0	48.2
Sales, general and administrative	90.5	81.0
Other operating expense	21.3	5.2
Operating (loss) income	(78.5)	11.9
Non-operating income, net	(10.0)	(7.0)
(Loss) income before income taxes	(68.5)	18.9
Income tax expense	6.9	14.7
Net (loss) income	(75.4)	4.2
Net income attributable to noncontrolling interest	1.1	—
Net (loss) income attributable to controlling interest	$(76.5)	$4.2

The accompanying notes are an integral part of the combined financial statements

LED BUSINESS OF CREE, INC.

COMBINED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

	Fiscal Years Ended
	June 28, 2020	June 30, 2019
in millions of U.S. Dollars
Net (loss) income	$(75.4)	$4.2
Other comprehensive (loss) income:
Net unrealized (loss) gain on available-for-sale securities	(0.3)	0.3
Comprehensive (loss) income	(75.7)	4.5
Net income attributable to noncontrolling interest	1.1	—
Comprehensive (loss) income attributable to controlling interest	$(76.8)	$4.5

The accompanying notes are an integral part of the combined financial statements

LED BUSINESS OF CREE, INC.

COMBINED STATEMENTS OF CASH FLOWS

	Fiscal Years Ended
	June 28, 2020	June 30, 2019
in millions of U.S. Dollars
Operating activities:
Net (loss) income	$(75.4)	$4.2
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	25.4	35.2
Stock-based compensation	22.8	17.2
Loss on disposal or impairment of long-lived assets	0.1	—
Realized gain on sale of investments	(0.5)	—
Deferred income taxes	(2.9)	1.1
Changes in operating assets and liabilities:
Accounts receivable, net	18.1	20.0
Due from related parties	—	0.4
Inventories	23.6	0.8
Prepaid expenses and other assets	(0.6)	9.2
Accounts payable, trade	(14.1)	7.2
Accrued salaries and wages and other liabilities	(4.6)	8.5
Accrued contract liabilities	(5.6)	4.4
Cash (used in) provided by operating activities	(13.7)	108.2
Investing activities:
Purchases of property and equipment	(7.6)	(8.9)
Purchases of patent and licensing rights	(3.5)	(3.1)
Proceeds from sale of property and equipment	2.6	—
Purchases of short-term investments	(12.0)	—
Proceeds from sale of short-term investments	9.5	—
Cash used in investing activities	(11.0)	(12.0)
Financing activities:
Net transfers to Parent	(9.2)	(61.2)
Cash used in financing activities	(9.2)	(61.2)
Net change in cash and cash equivalents	(33.9)	35.0
Cash and cash equivalents, beginning of period	95.6	60.6
Cash and cash equivalents, end of period	$61.7	$95.6

The accompanying notes are an integral part of the combined financial statements.

LED BUSINESS OF CREE, INC.

COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

	Parent Company Investment	Accumulated Other Comprehensive Income	Total Equity – Controlled Interest	Non Controlling Interest	Total Equity
in millions of U.S. Dollars
Balance at June 24, 2018	$482.5	$9.6	$492.1	$5.0	$497.1
Net income	4.2	—	4.2	—	4.2
Unrealized gain on available-for-sale securities	—	0.3	0.3	—	0.3
Adoption of ASC 606	2.6	—	2.6	—	2.6
Net transfers to Parent	(44.0)	—	(44.0)	—	(44.0)
Balance at June 30, 2019	$445.3	$9.9	$455.2	$5.0	$460.2
Net (loss) income	(76.5)	—	(76.5)	1.1	(75.4)
Unrealized loss on available-for-sale securities	—	(0.3)	(0.3)	—	(0.3)
Net transfers from Parent	11.6	—	11.6	—	11.6
Balance at June 28, 2020	$380.4	$9.6	$390.0	$6.1	$396.1

The accompanying notes are an integral part of the combined financial statements.

LED BUSINESS OF CREE, INC.

NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 – Business

The light emitting diode products business (“LED Business” or the “Company”) is a reportable segment of Cree, Inc. (“Cree” or “Parent”). The LED Business specializes in lighting-class light emitting diode (LED) products, which consist of LED chips and LED components. The LEDs are targeted for use in indoor and outdoor lighting, electronic signs and signals and video displays. The LED products enable the Company’s customers to develop and market LED-based products for lighting, video screens, automotive and specialty lighting applications.

The Company is principally operated in China and the United States. The majority of the Company's products are manufactured at its production facilities located in North Carolina and China. The Company also uses contract manufacturers for certain products and aspects of product fabrication, assembly and packaging. The Company operates research and development facilities in North Carolina and China (including Hong Kong).

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is a 52- or 53-week period ending on the last Sunday in the month of June. The Company’s 2020 fiscal year was 52 weeks. The Company's 2019 fiscal year was 53 weeks.

Basis of Presentation

These combined financial statements reflect the historical financial position, results of operations and cash flows of the Company for the periods presented on a “standalone” basis and as historically managed by Cree. The combined financial statements have been derived from the consolidated financial statements and accounting records of Cree using the historical results of operations and historical basis of assets and liabilities of the Company on a “carve-out basis” and reflect Cree’s net investment in the Company. The Company’s combined financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The combined financial statements may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations, and cash flows would have been had it operated as a standalone company during the periods presented.

The combined statements of operations include costs for certain centralized functions and programs provided and administered by Cree that are charged directly to the Company. These centralized functions and programs include, but are not limited to, research and development, sales expenses, information technology, human resources, accounting shared services, supply chain, and insurance.

In addition, a portion of Cree’s total corporate expenses have been allocated to the Company for services from Cree. These expenses include the cost of corporate functions and resources provided by or administered by Cree including, but not limited to, executive management, finance, accounting, legal, human resources, sales expenses and the related benefit costs associated with such functions, such as stock-based compensation.

These expenses were allocated to the Company based on direct usage when identifiable or, when not directly identifiable, on the basis of proportional net revenues, headcount or weighted-square footage, as applicable. The Company considers the basis on which the expenses have been allocated to reasonably reflect the utilization of services provided to, or the benefit received by, the Company during the periods presented. However, the allocations may not reflect the expenses the Company would have incurred if the Company had been a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the organizational structure, whether functions were outsourced or performed by employees, and strategic decisions made in areas such as information technology and infrastructure. Going forward, the Company may perform these functions using its own resources or outsourced services. For a period following the planned sale, however, some of these functions will continue to be provided by Cree under a planned transition services agreement. The Company will enter into certain commercial arrangements with Cree in connection with the planned sale, including a licensing agreement with Cree for the use of Cree LED brand name to manufacture and distribute products of the LED Business following the planned sale.

Cree utilizes a centralized approach to cash management and financing of its operations. The cash and equivalents held by Cree at the corporate level are not specifically identifiable to the Company and therefore have not been reflected in the Company’s combined balance sheets. Cash transfers between Cree and the Company are accounted for through Parent company investment. Cash and equivalents in the combined balance sheets represent cash and equivalents held by or amounts otherwise attributable to the Company.

The combined financial statements include certain assets and liabilities that have historically been held at the Cree corporate level but are specifically identifiable or otherwise attributable to the Company. Cree’s third-party long-term debt and the related interest expense have not been allocated to the Company for any of the periods presented because the Company was not the legal obligor of such debt.

Because a direct ownership relationship did not exist in the Company, a Parent company investment is shown in lieu of shareholders’ equity in the financial statements. All intercompany transactions within the LED Business have been eliminated. All transactions between the Company and Cree have been included in these combined financial statements. The total net effect of the settlement of the transactions between the Company and Cree, exclusive of those historically settled in cash, is reflected in the combined statements of cash flows in cash flows from financing activities as net transfers to Parent company and in the combined balance sheets as Parent company investment. For those transactions between the Company and Cree that were historically settled in cash, the Company has reflected such balances in the combined balance sheets as due from related parties or due to related parties. There were no outstanding balances between the Company and Cree that were historically settled in cash as of June 28, 2020 and June 30, 2019. Refer to Note 14, “Related Party Transactions,” for further information.

Use of Estimates

The preparation of combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the disclosure of contingent assets and liabilities. The Company evaluates its estimates on an ongoing basis, including those related to revenue recognition, product warranty obligations, valuation of inventories, tax related contingencies, valuation of long-lived and intangible assets, other contingencies and litigation, among others. The Company generally bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates.

Certain accounting matters that generally require consideration of forecasted financial information were assessed regarding impacts from the novel strain of coronavirus (COVID-19) outbreak as of June 28, 2020 and through the date of this Report using reasonably available information as of those dates. The accounting matters assessed included, but were not limited to, allowance for doubtful accounts, the carrying value of goodwill and other long-lived tangible and intangible assets, the potential impact to earnings of unrealized losses on investments and valuation allowances for tax assets. While the assessments resulted in no material impacts to the combined financial statements as of and for the year ended June 28, 2020, the Company believes the full impact of the outbreak remains uncertain and will continue to assess if ongoing developments related to the outbreak may cause future material impacts to its combined financial statements.

Cash and Cash Equivalents

Cash and cash equivalents consist of unrestricted cash accounts and highly liquid investments with an original maturity of three months or less when purchased. Cash and cash equivalents are stated at cost, which approximates fair value. The Company holds cash and cash equivalents at several major financial institutions, which often exceed insurance limits set by the Federal Deposit Insurance Corporation (FDIC). The Company has not historically experienced any losses due to such concentration of credit risk.

Investments

Investments in certain securities may be classified into three categories:

•	Held-to-Maturity – Debt securities that the entity has the positive intent and ability to hold to maturity, which are reported at amortized cost.
•	Trading – Debt securities that are bought and held principally for the purpose of selling in the near term, which are reported at fair value, with unrealized gains and losses included in earnings.
•

Available-for-Sale – Debt securities not classified as either held-to-maturity or trading securities, which are reported at fair value with unrealized gains or losses excluded from earnings and reported as a separate component of shareholders’ equity.

The Company reassesses the appropriateness of the classification (i.e., held-to-maturity, trading or available-for-sale) of its investments at the end of each reporting period.

When the fair value of an investment declines below its original cost, the Company considers all available evidence to evaluate whether the decline is other-than-temporary. Among other things, the Company considers the duration and extent of the decline and economic factors influencing the capital markets. For the fiscal years ended June 28, 2020 and June 30, 2019, the Company had no other-than-temporary declines below the cost basis of its investments. The Company utilizes specific identification in computing realized gains and losses on the sale of investments. Realized gains and losses on the sale of investments are reported in non-operating income, net.

Investments in marketable securities with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined on a first-in, first-out (FIFO) method or an average cost method. The Company writes down its inventory balances for estimates of excess and obsolete amounts. These write-downs are recognized as a component of cost of revenue. At the point of the write-down, a new lower cost basis for that inventory is established, and any subsequent improvements in facts and circumstances do not result in the restoration or increase in that newly established lower cost basis. If that inventory is subsequently sold, the sale is recorded at the actual selling price and the related cost of revenue is recorded at the new lower cost basis.

Property and Equipment

Property and equipment are stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives. Leasehold improvements are amortized over the lesser of the asset life or the term of the related lease. In general, the Company’s policy for useful lives is as follows:

Furniture and fixtures	5 years
Buildings and building improvements	5 to 40 years
Machinery and equipment	3 to 15 years
Vehicles	5 years
Computer hardware/software	3 years
Leasehold improvements	Shorter of estimated useful life or lease term

Expenditures for repairs and maintenance are charged to expense as incurred. The costs for major renewals and improvements are capitalized and depreciated over their estimated useful lives. The cost and related accumulated depreciation of the assets are removed from the accounts upon disposition and any resulting gain or loss is reflected in operating income.

Shipping and Handling Costs

Shipping and handling costs are included in cost of revenue, net in the combined statements of operations and are recognized as a period expense during the period in which they are incurred.

Goodwill and Intangible Assets

The Company recognizes the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recognized as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product revenue, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts, and approximating the useful lives of the intangible assets acquired.

Goodwill

The Company recognizes goodwill as an asset representing the future economic benefits arising from other assets acquired in a business combination that are not individually identified and separately recognized. The Company tests goodwill for impairment at least annually as of the first day of the fiscal fourth quarter, or when indications of potential impairment exist. The Company monitors for the existence of potential impairment indicators throughout the fiscal year.

The Company conducts impairment testing for goodwill at the reporting unit level. Reporting units may be operating segments as a whole, or an operation one level below an operating segment, referred to as a component. The Company consists of one reporting unit.

The Company may initiate goodwill impairment testing by considering qualitative factors to determine whether it is more likely than not that a reporting unit’s carrying value is greater than its fair value. Such factors may include the following, among others: a significant decline in the reporting unit’s expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates; as well as changes in management, key personnel, strategy and customers. If the Company's qualitative assessment indicates it is more likely than not that the estimated fair value of a reporting unit exceeds its carrying value, no further analysis is required and goodwill is not impaired. Otherwise, the Company performs a quantitative goodwill impairment test to determine if goodwill is impaired. The quantitative test compares the fair value of a reporting unit with its carrying amount, including goodwill.

If the fair value of the reporting unit exceeds the carrying value of the net assets associated with the reporting unit, goodwill is not considered impaired. If the carrying value of the net assets associated with the reporting unit exceeds the fair value of the reporting unit, the Company recognizes an impairment loss in an amount equal to the excess, not to exceed the carrying value of the reporting unit's goodwill. Once an impairment loss is recognized, the adjusted carrying value of the goodwill becomes the new accounting basis of the goodwill for the reporting unit. The Company derives a reporting unit’s fair value through a combination of the market approach (guideline transaction method and guideline public company method) and the income approach (a discounted cash flow analysis). The income approach utilizes a discount rate from a capital asset pricing model.

Finite-Lived Intangible Assets

U.S. GAAP requires that intangible assets, other than goodwill and indefinite-lived intangibles, must be amortized over their useful lives. The Company does not hold any acquisition related finite-lived intangible assets with an outstanding useful life as of June 28, 2020 and June 30, 2019. The Company amortized its acquisition related fully amortized finite-lived intangible assets over periods ranging from 4 to 15 years.

Patent rights reflect costs incurred by the Company in applying for and maintaining patents owned by the Company and costs incurred in purchasing patents and related rights from third parties. Licensing rights reflect costs incurred by the Company in acquiring licenses under patents owned by others. The Company amortizes both on a straight-line basis over the expected useful life of the associated patent rights, which is generally the lesser of 20 years from the date of the patent application or the license period. Royalties payable under licenses for patents owned by others are generally expensed as incurred. The Company reviews its capitalized patent portfolio and recognizes impairment charges when circumstances warrant, such as when patents have been abandoned or are no longer being pursued.

Long-Lived Assets

The Company reviews long-lived assets such as property and equipment for impairment based on changes in circumstances that indicate their carrying amounts may not be recoverable. In making these determinations, the Company uses certain assumptions, including but not limited to: (1) estimations of the fair market value of the assets and (2) estimations of future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in the Company’s operations and estimated salvage values.

Contingent Liabilities

The Company recognizes contingent liabilities when it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Disclosure in the notes to the combined financial statements is required for loss contingencies that do not meet both conditions if there is a reasonable possibility that a loss may have been incurred. See Note 10, “Commitments and Contingencies,” for a discussion of loss contingencies in connection with pending and threatened litigation. The Company expenses as incurred the costs of defending legal claims against the Company.

Revenue Recognition

Revenue is recognized when control of a good or service promised in a contract (i.e., performance obligation) is transferred to a customer. Control is obtained when a customer has the ability to direct the use of and obtain substantially all of the remaining benefits from that good or service. Substantially all of the Company's revenue is derived from product sales. Revenue is recognized at a point in time based on the Company’s evaluation of when the customer obtains control of the products, and all performance obligations under the terms of the contract are satisfied. If customer acceptance clauses are present and it cannot be objectively determined that control has been transferred based on the contract and shipping terms, revenue is only recorded when customer acceptance is received and all performance obligations have been satisfied. Sales of products typically do not include more than one performance obligation.

A substantial portion of the Company’s products are sold through distributors. Distributors stock inventory and sell the Company’s products to their own customer base, which may include: value added resellers; manufacturers who incorporate the Company’s products into their own manufactured goods; or ultimate end users of the Company’s products. The Company recognizes revenue upon shipment of its products to its distributors. This arrangement is often referred to as a “sell-in” or “point-of-purchase” model as opposed to a “sell-through” or “point-of-sale” model, where revenue is deferred and not recognized until the distributor sells the product through to their customer.

Master supply or distributor agreements are in place with many of the Company's customers and contain terms and conditions including, but not limited to payment, delivery, incentives and warranty. These agreements typically do not require minimum purchase commitments. If a master supply, distributor or other similar agreement is not in place with a customer, the Company considers a purchase order, which is governed by the Company’s standard terms and conditions, to be the contract governing the relationship with that customer.

Pricing terms are negotiated independently on a stand-alone basis. Revenue is measured based on the amount of net consideration to which the Company expects to be entitled to receive in exchange for products or services. Variable consideration is recognized as a reduction of net revenue with a corresponding reserve at the time of revenue recognition, and consists primarily of sales incentives or rebates, price concessions and return allowances. Variable consideration is estimated based on contractual terms, historical analysis of customer purchase volumes, or historical analysis using specific data for the type of consideration being assessed. The Company offers product warranties and establishes liabilities for estimated warranty costs based upon historical experience and specific warranty provisions.

Some of the Company’s distributors are provided limited rights that allow them to return a portion of inventory (product exchange rights or stock rotation rights) and receive credits for changes in selling prices (price protection rights) or customer pricing arrangements under the Company’s “ship and debit” program or other targeted sales incentives. These estimates are calculated based upon historical experience, product shipment analysis, current economic conditions, on-hand inventory at the distributor, and customer contractual arrangements. The Company believes that it can reasonably and reliably estimate the allowance for distributor credits at the time of sale. Accordingly, estimates for these rights are recognized at the time of sale as a reduction of product revenue and as a contract liability.

From time to time, the Company will issue a new price book for its products, and provide a credit to certain distributors for inventory quantities on hand if required by the Company’s agreement with the distributor. This practice is known as price protection. These credits are applied against the reserve that the Company establishes upon initial shipment of product to the distributor.

Under the ship and debit program, products are sold to distributors at negotiated prices and the distributors are required to pay for the products purchased within the Company’s standard commercial terms. Subsequent to the initial product purchase, a distributor may request a price allowance for a particular part number(s) for certain target customers, prior to the distributor reselling the particular part to that customer. If the Company approves an allowance and the distributor resells the product to the target customer, the Company credits the distributor according to the allowance the Company approved. These credits are applied against the reserve that the Company establishes upon initial shipment of product to the distributor.

In addition, the Company runs sales incentive programs with certain distributors, such as product rebates. The Company recognizes these incentives at the time they are offered to customers and records a credit to their account with an offsetting expense as either a reduction to revenue, increase to cost of revenue, or marketing expense depending on the type of sales incentive.

The Company also has inventory consignment agreements in which revenue is recognized at a point in time, when the customer or distributor pulls product from consignment inventory that the Company stores at designated locations. Delivery and transfer of control occur at that point, when title and risk of loss transfers and the customer or distributor becomes obligated to pay for the products pulled from inventory. Until the products are pulled for use or sale by the customer or distributor, the Company retains control over the products’ disposition, including the right to pull back or relocate the products.

From time to time, the Company may enter into licensing arrangements related to its intellectual property. Revenue from licensing arrangements is recognized when earned and estimable. The timing of revenue recognition is dependent on the terms of each license agreement. Generally, the Company will recognize non-refundable upfront licensing fees related to patent licenses immediately upon receipt of the funds if the Company has no significant future obligations to perform under the arrangement. However, the Company will defer recognition for licensing fees where the Company has significant future performance requirements, the fee is not fixed (such as royalties earned as a percentage of future revenue), or the fees are otherwise contingent.

Leases

At lease inception, the Company determines an arrangement is a lease if the contract involves the use of a distinct identified asset, the lessor does not have substantive substitution rights and the Company obtains control of the asset throughout the period by obtaining substantially all of the economic benefit of the asset and the right to direct the use of the asset.

Right-of-use assets represent the Company's right to use an underlying asset during the lease term and lease liabilities represent the Company's obligation to make lease payments arising from the lease. Assets and liabilities are recognized based on the present value of lease payments over the lease term. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to five years or more. The exercise of the renewal option is at the Company's sole discretion and the Company considers these options in determining the lease term used to establish its right-of-use assets and lease liabilities. The Company will remeasure its lease liability and adjust the related right-of-use asset upon the occurrence of the following: lease modifications not accounted for as a separate contract; a triggering event that changes the certainty of the lessee exercising an option to renew or terminate the lease, or purchase the underlying asset; a change to the amount probable of being owed by the Company under a residual value guarantee; or the resolution of a contingency upon which the variable lease payments are based such that those payments become fixed.

Because most of the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available at the lease commencement date in determining the present value of lease payments. The Company would use the implicit rate when readily determinable. Operating lease expense is generally recognized on a straight-line basis over the lease term.

The Company has agreements with lease and non-lease components, which are accounted for as a single lease component. Leases with a lease term of 12 months or less are not recorded on the balance sheet. The Company recognizes lease expense for these leases on a straight-line basis over the lease term. Variable lease payment amounts that cannot be determined at the commencement of the lease, such as increases in lease payments based on changes in index rates, are not included in the right-of-use assets or liabilities. These variable lease payments are expensed as incurred.

Accounts Receivable

For product revenue, the Company typically invoices its customers at the time of shipment for the sales order value of products shipped. Accounts receivable are recognized at the invoiced amount and are not subject to any interest or finance charges. The Company does not have any off-balance sheet credit exposure related to any of its customers.

Allowance for Doubtful Accounts

The Company evaluates the collectability of accounts receivable based on a combination of factors. In cases where the Company becomes aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, the Company will recognize an allowance against amounts due, and thereby reduce the net recognized receivable to the amount the Company reasonably believes will be collected. For all other customers, the Company recognizes an allowance for doubtful accounts based on the length of time the receivables are past due and consideration of other factors such as industry conditions, the current business environment and the Company’s historical experience.

Advertising

The Company expenses the costs of producing advertisements at the time production occurs and expenses the cost of communicating the advertising in the period in which the advertising is used. Advertising costs are included in sales, general and administrative expenses in the combined statements of operations and amounted to approximately $1.9 million and $1.1 million for the years ended June 28, 2020 and June 30, 2019, respectively.

Research and Development

Research and development activities are expensed when incurred.

Stock-Based Compensation

Certain Company employees participate in the stock-based compensation plan sponsored by Cree. Cree’s stock-based compensation awards consist of stock options and restricted stock awards and units and are based on Cree’s common shares. As such, the awards to Company employees are reflected in net parent investment within the combined statements of equity at the time they are expensed. Compensation expense for all share-based payments granted are recognized based on the fair value of Cree`s shares on the date of grant. Compensation expense is then recognized over the award’s vesting period. The combined statements of operations also include an allocation of Cree’s corporate and shared employee stock-based compensation expenses. See Note 8, “Stock-Based Compensation,” for additional information.

Fair Value of Financial Instruments

Cash and cash equivalents, short-term investments, accounts and interest receivable, accounts payable and other liabilities approximate their fair values at June 28, 2020 and June 30, 2019 due to the short-term nature of these instruments.

Taxes

The Company accounts for income taxes in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification Topic 740, Income Taxes (“ASC 740”). Income taxes as presented in the Company’s combined financial statements have been allocated in a manner that is systematic, rational, and consistent with the broad principles of ASC 740. Historically, the Company’s operations have been included in Cree’s U.S. federal consolidated tax return, certain foreign tax returns, and certain state tax returns. For the purposes of these financial statements, the Company’s income tax provision was computed as if the Company filed separate tax returns (i.e. as if the Company had not been included in the consolidated income tax return group with Cree). The separate return method applies ASC 740 to the combined financial statements of each member of a consolidated tax group as if the group member were a separate taxpayer. As a result, actual tax transactions included in the consolidated financial statements of Cree may not be included in these combined financial statements. Further, the Company’s tax results as presented in the combined financial statements may not be reflective of the results that the Company expects to generate in the future. Also, the tax treatment of certain items reflected in the combined financial statements may not be reflected in the consolidated financial statements and tax returns of Cree. It is conceivable that items such as net operating losses, other deferred taxes, uncertain tax positions and valuation allowances may exist in the combined financial statements that may or may not exist in Cree’s consolidated financial statements.

Since the Company’s results are included in Cree’s historical tax returns, payments to certain tax authorities are made by Cree, and not by the Company. For tax jurisdictions where the Company is included with Cree in a consolidated tax filing, the Company does not maintain taxes payable to or from Cree and the payments are deemed to be settled immediately with the legal entities paying the tax in the respective tax jurisdictions through changes in Parent company investment.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, along with net operating loss carryforwards and credit carryforwards, if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, valuation allowances are established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Taxes payable which are not based on income are accrued ratably over the period to which they apply. For example, payroll taxes are accrued each period end based upon the amount of payroll taxes that are owed as of that date; whereas taxes such as property taxes and franchise taxes are accrued over the fiscal year to which they apply if paid at the end of a period, or they are amortized ratably over the fiscal year if they are paid in advance.

Foreign Currency Translation

Foreign currency translation adjustments are recognized in other comprehensive income (loss) in the combined statements of comprehensive (loss) income for changes between the foreign subsidiaries’ functional currency and the United States (U.S.) dollar. Foreign currency translation gains and losses are included in the Company’s equity account balance of accumulated other comprehensive income, net of taxes in the combined balance sheets until such time that the subsidiaries are either sold or substantially liquidated.

The Company transacts business in currencies other than the U.S. Dollar and as such, the Company will continue to experience varying amounts of foreign currency exchange gains and losses.

Joint Venture

Effective July 17, 2017, Cree entered into a Shareholders Agreement with San’an Optoelectronics Co., Ltd. (San’an) and Cree Venture LED Company Limited (Cree Venture LED) pursuant to which Cree and San’an funded their contributions to Cree Venture LED and agreed upon the management and operation of Cree Venture LED. Cree contributed $5.1 million of cash for a 51% ownership interest and San’an contributed $4.9 million of cash for a 49% ownership interest. Cree Venture LED has a five-member board of directors, three of which were designated by Cree and two of which were designated by San’an. As a result of Cree's majority voting interest, the Company consolidates the operations of Cree Venture LED and manages this majority interest as a part of the LED Business. The Company classifies the 49% ownership interest held by San'an as noncontrolling interest on the combined balance sheet. The noncontrolling interest increased by $1.1 million and $0.0 million for its share of net income from Cree Venture LED for the fiscal years ending June 28, 2020 and June 30, 2019, respectively.

Parent Company Investment

Parent company investment in the combined balance sheets represents Cree’s historical investment in the Company, the accumulated net earnings after taxes and the net effect of the transactions with and allocations from Cree. See the Basis of Presentation section above and Note 14, “Related Party Transactions,” for additional information.

Recently Adopted Accounting Pronouncements

Nonemployee Stock Compensation

In June 2018, the FASB issued Accounting Standards Update (ASU) 2018-07: Compensation - Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. The ASU applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor's own operations by issuing share-based payment awards. The Company early adopted this standard in the second quarter of fiscal 2019. There was no material impact upon adoption of this standard.

Fair Value Measurement Disclosure

In August 2018, the FASB issued ASU 2018-13: Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements required for fair value measurements. The Company early adopted this standard in the first quarter of fiscal 2019.

Cloud Computing Arrangements

In August 2018, the FASB issued ASU 2018-15: Intangibles - Goodwill and Other - Internal-Use Software (Topic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract. The ASU allows companies to capitalize implementation costs incurred in a hosting arrangement that is a service contract over the term of the hosting arrangement, including periods covered by renewal options that are reasonably certain to be exercised. The Company early adopted this standard in the first quarter of fiscal 2019. There was no significant impact on the combined financial statements.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU No. 2014-09: Revenue from Contracts with Customers (Topic 606) (ASC 606). The FASB has subsequently issued multiple ASUs that amend and clarify the guidance in ASC 606. The ASU establishes a principles-based approach for accounting for revenue arising from contracts with customers and supersedes existing revenue recognition guidance. The ASU provides that an entity should apply a five-step approach for recognizing revenue, including (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation. Also, the entity must provide various disclosures concerning the nature, amount and timing of revenue and cash flows arising from contracts with customers. The Company adopted this standard on June 25, 2018.

The cumulative effect of the adoption recorded to Parent company investment as of June 25, 2018 was $2.6 million. The Company did not recognize a discrete tax impact related to the opening deferred tax balance as of June 25, 2018 due to a full U.S. valuation allowance. The Company recorded $1.0 million less revenue for the fiscal year ended June 30, 2019 as a result of the adoption and expects the ongoing effect to be immaterial to the combined financial statements. See Note 3, “Revenue Recognition,” for discussion of the impacted financial statement line items.

Leases

In February 2016, the FASB issued ASU No. 2016-02: Leases (Topic 842) (ASC 842), and ASU 2018-10: Codification Improvements to ASC 842, Leases. These ASUs require that a lessee recognize in its statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term and requires enhanced disclosures about an entity’s leasing arrangements. The Company adopted this standard on July 1, 2019, under the modified retrospective transition approach with the cumulative effect of application recognized at the effective date, without adjustment to prior comparative periods. The Company elected to utilize the transition package of practical expedients that allows the Company to not reassess (1) whether any expired or existing contracts are leases, or contain leases, (2) the lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. Further, the Company elected the practical expedient to not separate lease and non-lease components for all leases and account for the combined lease and non-lease components as a single lease component. The Company also made an accounting policy election to exclude leases with an initial term of 12 months or less from the combined balance sheets.

The adoption of the new standard resulted in the recognition of $1.2 million of lease liabilities with corresponding right-of-use assets of $1.3 million as of July 1, 2019. As required, the right-of-use assets include the effect of reclassifying certain balances including deferred and prepaid rent. The Company did not have a cumulative-effect adjustment to Parent company investment as a result of the adoption of the new standard. The standard did not materially impact the Company's results from operations and had no impact on cash flows. See Note 4, “Leases,” for additional disclosures, as required by the new standard.

The reported results as of and for the year ended June 28, 2020 reflect the application of the new accounting guidance, while the reported results for prior periods have not been adjusted and continue to be reported in accordance with the Company's historical accounting under ASC 840, Leases.

Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The ASU also improves consistent application and simplifies other areas of Topic 740 by clarifying and amending existing guidance. Early adoption is permitted, provided that the Company reflects any adjustments as of the beginning of the annual period that includes the interim period for which such early adoption occurs. Additionally, the Company must adopt all the amendments in the same period if early adoption is elected. The Company early adopted this standard in the fourth quarter of fiscal 2020 with no material impact on the Company’s combined financial statements.

In February 2018, the FASB issued ASU 2018-02, Income Statement – Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The FASB issued ASU 2018-02 to give entities the option to reclassify tax effects stranded in accumulated other comprehensive income as a result of the enactment of the Tax Cuts and Jobs Act of 2017 ("TCJA") to retained earnings. The Company adopted this standard in the fourth quarter of fiscal 2020. For the year ended June 28, 2020, the Company did not elect to reclassify tax effects stranded in accumulated other comprehensive income as a result of the enactment of the TCJA to retained earnings. The Company's policy is to account for the release of disproportionate income tax effects stranded in accumulated other comprehensive income under the aggregate portfolio approach.

Recently Issued Accounting Pronouncements

Credit Losses

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU introduces a new accounting model known as Current Expected Credit Losses (“CECL”). CECL requires earlier recognition of credit losses, while also providing additional transparency about credit risk. The CECL model utilizes a lifetime expected credit loss measurement objective for the recognition of credit losses for receivables at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses. This model replaces the multiple existing impairment models in current U.S. GAAP, which generally require that a loss be incurred before it is recognized. The new standard will also apply to receivables arising from revenue transactions such as contract assets and accounts receivables. There are other provisions within the standard affecting how impairments of other financial assets may be recorded and presented, as well as expanded disclosures. The Company adopted this standard on June 29, 2020, the first day of fiscal 2021, and does not expect this standard to have a material impact on its combined financial statements.

Note 3 – Revenue Recognition

In accordance with ASC 606, the Company follows a five-step approach for recognizing revenue, consisting of the following: (1) identify the contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, the entity satisfies a performance obligation.

Contract liabilities primarily include various rights of return and customer deposits, as well as deferred revenue, price protection guarantees and the Company's liability under an agreement with the purchaser of the Parent's former Lighting Products business unit to supply certain LED chip and component products (the LED Supply Agreement). Contract liabilities were $32.4 million and $38.0 million as of June 28, 2020 and June 30, 2019, respectively. Contract liabilities decreased due to lower reserve liabilities and continued fulfillment on the LED Supply Agreement. Contract liabilities are recorded within accrued contract liabilities and other long-term liabilities on the combined balance sheet. Before the adoption of ASC 606, liabilities relating to various rights of return were recorded as a reduction to accounts receivable. The adjustments recorded as a result of adopting ASC 606 did not impact net cash provided by operating activities; however, they did impact the changes in operating assets and liabilities for the related accounts within the disclosure of operating activities on the combined statements of cash flows. As of June 25, 2018, the date the Company adopted ASC 606, contract liabilities were $35.4 million.

Practical Expedients and Exemptions

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less.

Incidental contract costs that are not material in context of the delivery of products are expensed as incurred. Sales commissions are expensed when the amortization period is less than one year. Contract assets, such as costs to obtain or fulfill contracts, are an insignificant component of the Company’s revenue recognition process. The majority of the Company’s fulfillment costs as a manufacturer consist of inventory, fixed assets, and intangible assets, all of which are accounted for under the respective guidance for those asset types.

The Company’s accounts receivable balance represents the Company’s unconditional right to receive consideration from its customers with contracts. Payments are typically due within 30 days of the completion of the performance obligation and invoicing, and therefore do not contain significant financing components.

Sales tax, value-added tax, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue, and shipping and handling costs are treated as fulfillment activities and are included in cost of revenue in the Company’s combined statements of operations.

Geographic Information

The Company conducts business in several geographic areas. Revenue is attributed to a particular geographic region based on the shipping address for the products. Disaggregated revenue from external customers by geographic area is as follows:

	Fiscal Years Ended
	June 28, 2020		June 30, 2019
(in millions of U.S. Dollars)	Revenue	% of Revenue	Revenue	% of Revenue
China	$195.4	45%	$251.2	44%
United States	105.6	24%	167.9	29%
Europe	72.3	17%	92.1	16%
Other	59.9	14%	59.4	11%
Total	$433.2		$570.6

For the fiscal years ended June 28, 2020 and June 30, 2019, the Company recognized revenue of $3.9 million and $5.0 million that was included in contract liabilities as of July 1, 2019 and June 25, 2018, respectively. The amount recognized primarily related to the recognition of contingent liabilities related to the LED Supply Agreement and deferred revenue. Revenue recognized related to performance obligations that were satisfied or partially satisfied in previous periods was not material for the fiscal years ended June 28, 2020 and June 30, 2019.

Note 4 – Leases

The Company leases an office, a warehouse, and manufacturing equipment. Lease agreements frequently include renewal provisions and require the Company to pay real estate taxes, insurance and maintenance costs. Variable costs include lease payments that were volume or usage-driven in accordance with the use of the underlying asset, as well as non-lease components incurred with respect to actual terms rather than contractually fixed amounts. For details on the Company's lease policies, see the significant accounting policy disclosures in Note 2, “Basis of Presentation and Summary of Significant Accounting Policies”.

Balance Sheet

Lease assets and liabilities as of June 28, 2020, and the corresponding balance sheet classifications, are as follows:

Operating Leases:	(in millions of U.S. Dollars)
Right-of-use asset (1)	$1.7
Current lease liability (2)	0.4
Non-current lease liability (3)	1.2
Total operating lease liabilities	$1.6

(1) Within other assets on the combined balance sheets.

(2) Within other current liabilities on the combined balance sheets.

(3) Within other long-term liabilities on the combined balance sheets.

Statement of Operations

Operating lease expense was $1.0 million in fiscal 2020. Short-term lease expense, variable lease expense and lease income were immaterial in fiscal 2020.

Cash Flows

Cash flow information consisted of the following:

Fiscal year ended
(in millions of U.S. Dollars)	June 28, 2020
Cash used in operating activities:
Cash paid for operating leases	$0.9
Non-cash operating activities:
Operating lease additions due to adoption of ASC 842	1.2
Operating lease additions and modifications, net	1.2

Lease Liability Maturities

Maturities of operating lease liabilities as of June 28, 2020 were as follows:

Fiscal Year Ending	(in millions of U.S. Dollars)
June 27, 2021	$0.4
June 26, 2022	0.7
June 25, 2023	0.6
Thereafter	—
Total lease payments	1.7
Imputed lease interest	(0.1)
Total lease liabilities	$1.6

Supplemental Disclosures

Operating Leases
Weighted average remaining lease term (in months)	35
Weighted average discount rate	2.95%

The aggregate future non-cancelable minimum rental payments on operating leases as of June 30, 2019, were as follows:

Fiscal Years Ending	(in millions of U.S. Dollars)
June 28, 2020	$0.9
June 27, 2021	0.1
Total future minimum rental payments	$1.0

Rent expense associated with operating leases totaled approximately $0.9 million for the fiscal year ended June 30, 2019.

Note 5 – Financial Statement Details

Accounts Receivable, net

Accounts receivable, net consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Billed trade receivables	$39.9	$57.7
Royalties	2.4	2.2
	42.3	59.9
Allowance for bad debts	(0.7)	(0.2)
Accounts receivable, net	$41.6	$59.7

Changes in the Company’s allowance for bad debts were as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Balance at beginning of period	$0.2	$0.6
Current period provision change	0.5	(0.3)
Write-offs, net of recoveries	—	(0.1)
Balance at end of period	$0.7	$0.2

Inventories

Inventories consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Raw material	$14.6	$16.9
Work-in-progress	36.1	53.4
Finished goods	26.7	31.0
Inventories	$77.4	$101.3

Property and Equipment, net

Property and equipment, net consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Machinery and equipment	$576.3	$639.0
Land and buildings	128.7	127.9
Computer hardware/software	7.4	7.4
Furniture and fixtures	2.6	2.8
Leasehold improvements and other	—	0.1
Vehicles	0.1	0.2
Construction in progress	5.0	7.4
Property and equipment, gross	720.1	784.8
Accumulated depreciation	(647.4)	(695.0)
Property and equipment, net	$72.7	$89.8

Depreciation of property and equipment totaled $20.9 million and $31.2 million for the years ended June 28, 2020 and June 30, 2019, respectively.

During the years ended June 28, 2020 and June 30, 2019, the Company recognized approximately $0.2 million as gains on disposals of property and equipment, and $0.0 million as losses on disposals or impairments of property and equipment, respectively. For the year ended June 28, 2020 and June 30, 2019 these charges are reflected in other operating expenses.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Accounts payable, trade	$29.4	$42.6
Accrued salaries and wages	14.2	10.9
Accrued expenses	8.0	8.7
Other	3.6	4.4
Accounts payable and accrued expenses	$55.2	$66.6

Accumulated Other Comprehensive Income, net of taxes

Accumulated other comprehensive income, net of taxes consisted of the following:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Currency translation gain	$9.6	$9.6
Net unrealized gain on available-for-sale securities	—	0.3
Accumulated other comprehensive income, net of taxes	$9.6	$9.9

Other Operating Expense

The following table summarizes the components of other operating expense:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Factory optimization restructuring	$3.3	$2.3
Severance and other restructuring	0.3	2.1
Total restructuring costs	3.6	4.4
Project, transformation and transaction costs	16.8	—
Non-restructuring related executive severance	1.0	0.8
Gain on disposal or impairment of other assets, net	(0.1)	—
Other operating expense	$21.3	$5.2

Project, transformation and transaction costs for the fiscal year ended June 28, 2020 primarily relate to consulting and professional service costs in connection with Cree preparing to sell the LED Business. See Note 13, “Restructuring,” for more details on the Company's restructuring costs.

Non-Operating Income, net

The following table summarizes the components of non-operating income, net:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Gain on sale of investments, net	$(0.5)	$—
Interest income, net	(9.7)	(7.0)
Foreign currency loss, net	0.3	0.2
Other, net	(0.1)	(0.2)
Non-operating income, net	$(10.0)	$(7.0)

Statements of Cash Flows - supplemental information

	Twelve months ended
	June 28, 2020	June 30, 2019
Income tax paid	$9.5	$13.9
Non-cash investing and financing activities
Property and equipment transferred to Parent	(1.7)	(0.3)
Patents and licensing rights transferred from Parent	—	0.3

Accrued property and equipment as of June 28, 2020 and June 30, 2019 was $1.4 million and $2.2 million, respectively.

Note 6 – Fair Value of Financial Instruments

Under U.S. GAAP, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. U.S. GAAP also establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are obtained from independent sources and can be validated by a third party, whereas unobservable inputs reflect assumptions regarding what a third party would use in pricing an asset or liability. The fair value hierarchy is categorized into three levels based on the reliability of inputs as follows:

•

Level 1 - Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•

Level 2 - Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

•	Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The financial assets for which the Company performs recurring fair value remeasurements are cash equivalents and short-term investments. As of June 28, 2020 and June 30, 2019, financial assets utilizing Level 1 inputs included money market funds, and were $3.7 million and $3.1 million, respectively. As of June 28, 2020 and June 30, 2019, financial assets utilizing Level 2 inputs consisted of certificates of deposit, and were $12.0 million and $9.3 million, respectively. Level 2 assets are valued based on quoted prices in active markets for instruments that are similar or using a third-party pricing service’s consensus price, which is a weighted average price based on multiple sources. These sources determine prices utilizing market income models which factor in, where applicable, transactions of similar assets in active markets, transactions of identical assets in infrequent markets, interest rates, bond or credit default swap spreads and volatility. The Company did not have any financial assets requiring the use of Level 3 inputs as of June 28, 2020 and June 30, 2019. There were no transfers between Level 1 and Level 2 during the years ended June 28, 2020 and June 30, 2019.

All short-term investments are classified as available-for-sale. The Company evaluates its investments for possible impairment or a decline in fair value below cost basis that is deemed to be other-than-temporary on a periodic basis. It considers such factors as the length of time and extent to which the fair value has been below the cost basis, the financial condition of the investee, and its ability and intent to hold the investment for a period of time that may be sufficient for an anticipated full recovery in market value. The Company had insignificant unrealized losses as of June 28, 2020 and June 30, 2019. The Company considers these declines to be temporary in nature, and did not consider its investments to be impaired.

The Company utilizes specific identification in computing realized gains and losses on the sale of investments. Realized gains on the sale of investments for the fiscal year ended June 28, 2020 of $0.5 million were included in non-operating income, net in the consolidated statements of operations and unrealized gains and losses are included as a separate component of equity, net of tax, unless the loss is determined to be other-than-temporary.

The contractual maturities of short-term investments at June 28, 2020 were within one year.

Note 7 – Goodwill and Intangible Assets

Goodwill

As of the first day of the fourth quarter of fiscal 2020, the Company performed a quantitative impairment test of goodwill and concluded there was no impairment. The Company did not record any impairment charges for the years ended June 28, 2020 and June 30, 2019 or prior years based on the results of its goodwill impairment testing.

Goodwill as of June 28, 2020 and June 30, 2019 was as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Goodwill	$180.3	$180.3

Intangible Assets

Intangible assets, net included the following:

	June 28, 2020			June 30, 2019
(in millions of U.S. Dollars)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Intangible assets:
Customer relationships	$51.0	$(51.0)	$—	$51.0	$(51.0)	$—
Developed technology	6.9	(6.9)	—	6.9	(6.9)	—
Trade names	0.5	(0.5)	—	0.5	(0.5)	—
Acquisition related intangible assets	58.4	(58.4)	—	58.4	(58.4)	—
Patent and licensing rights	58.6	(33.9)	24.7	64.5	(38.2)	26.3
Total intangible assets	$117.0	$(92.3)	$24.7	$122.9	$(96.6)	$26.3

Total amortization of patents and licensing rights was $4.5 million and $4.0 million for the years ended June 28, 2020 and June 30, 2019, respectively.

The Company invested $3.5 million and $3.1 million for the years ended June 28, 2020 and June 30, 2019, respectively, for patent and licensing rights. For the fiscal years ended June 28, 2020 and June 30, 2019, the Company recognized $0.3 million and $0.3 million, respectively, in impairment charges related to its patent portfolio.

Total future amortization expense of intangible assets is estimated to be as follows:

(in millions of U.S. Dollars)	Patents
Fiscal Year Ending
June 27, 2021	$3.9
June 26, 2022	3.7
June 25, 2023	3.3
June 30, 2024	2.9
June 29, 2025	2.5
Thereafter	8.4
Total future amortization expense	$24.7

Note 8 – Stock-Based Compensation

Overview of Employee Stock-Based Compensation Plans

Cree sponsors one equity-based compensation plan, the 2013 Long-Term Incentive Compensation Plan (2013 LTIP), from which stock-based compensation awards can be granted to employees and directors. The 2013 LTIP provides for awards in the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other awards. Cree has other equity-based compensation plans that have been terminated so that no future grants can be made under those plans, but under which stock options, restricted stock and restricted stock units are currently outstanding.

Stock-based awards can be either service-based or performance-based. Performance-based conditions are generally tied to future financial and/or operating performance of Cree and/or external based market metrics. The compensation expense with respect to performance-based grants is recognized if Cree believes it is probable that the performance condition will be achieved. The probability of the achievement of the performance condition is reassessed at each reporting period, and compensation expense is adjusted for subsequent changes in the estimate or actual outcome. As with non-performance based awards, compensation expense is recognized over the vesting period. The vesting period runs from the date of grant to the expected date that the performance objective is likely to be achieved. For performance awards with market conditions, the grant date fair value is estimated using the Monte Carlo valuation model and the awards are expensed over the vesting period regardless of whether the market condition is ultimately satisfied.

Cree also has an Employee Stock Purchase Plan (ESPP) that provides employees with the opportunity to purchase common stock at a discount. The ESPP limits employee contributions to 15% of each employee’s compensation (as defined in the plan) and allows employees to purchase shares at a 15% discount to the fair market value of common stock on the purchase date two times per year. The ESPP provides for a twelve-month participation period, divided into two equal six-month purchase periods, and also provides for a look-back feature. At the end of each six-month period in April and October, participants purchase  Cree’s common stock through the ESPP at a 15% discount to the fair market value of the common stock on the first day of the twelve-month participation period or the purchase date, whichever is lower. The plan also provides for an automatic reset feature to start participants on a new twelve-month participation period if the fair market value of common stock declines during the first six-month purchase period.

Certain employees of the LED Business are covered by the Cree sponsored share-based compensation arrangements. The share-based compensation expense has been derived from the equity awards granted by Cree to the Company’s employees who are specifically identified in the plans as well as an allocation of expense related to corporate employees of Cree. The share-based compensation is treated as a capital contribution from Cree in the combined financial statements. All awards granted under these share-based compensation plans are based on Cree’s common stock and are not indicative of the results that the Company would have experienced as a separate, independent public company for the periods presented. The compensation expense is based on the fair value of share-based awards which is recognized as compensation expense over the requisite service period of the individual grantees, which generally equals the vesting period. The awards are settled by Cree.

Total stock-based compensation expense recognized by the Company in the combined statements of income was as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Stock-based compensation expense	$22.8	$17.2

Of the total stock-based compensation expense recognized by the Company for the years ended June 28, 2020 and June 30, 2019, $5.1 million and $5.0 million, respectively, related directly to Company employees and $17.7 million and $12.2 million, respectively, related to allocations of Cree’s corporate and shared employee stock-based compensation expenses.

Note 9 – Income Taxes

For purposes of the combined financial statements, income taxes have been calculated as if the Company files income tax returns on a standalone basis. The Company’s U.S. operations historically have been included in the tax returns of Cree or its subsidiaries that are not part of the proposed transaction. The Company believes the assumptions supporting its allocation and presentation of income taxes on a separate return basis are reasonable. However, the Company’s tax results, as presented in the combined financial statements, may not be reflective of the results that the Company expects to generate in the future.

For purposes of the combined financial statements, the Company has not recognized certain deferred tax assets, representing tax only attributes, generated within Cree’s consolidated group in fiscal years prior to the fiscal year ended June 30, 2019.  The Company considers its presentation reasonable as such attributes including, but not limited to, historical carryforwards of U.S. Federal and U.S. State net operating losses and income tax credits, will not convey as a part to the LED Business divestiture transaction.  Additionally, the Company has not considered the disallowance of executive compensation under Internal Revenue Code (IRC) Section 162(m) in the combined financial statements as, based on the employees transferring in the LED Business divestiture transaction, a disallowance is not expected to recur in the Company’s operations.

The following were the components of (loss) income before income taxes:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Domestic	$(89.7)	$(36.7)
Foreign	21.2	55.6
(Loss) income before income taxes	$(68.5)	$18.9

The following were the federal, foreign and state components of income tax expense:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Current:
Federal	$0.9	$1.1
Foreign	8.9	12.5
Total current	9.8	13.6
Deferred:
Foreign	(2.9)	1.1
Total deferred	(2.9)	1.1
Income tax expense	$6.9	$14.7

Actual income tax expense differed from the amount computed by applying each period's U.S. federal statutory tax rate to pre-tax earnings as a result of the following:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	% of Loss	June 30, 2019
Federal income tax provision at statutory rate	$(14.4)	21%	$4.0
(Decrease) increase in income tax expense resulting from:
State tax provision, net of federal benefit	(0.7)	1%	(0.3)
Tax exempt interest	(0.2)	—%	(0.4)
Research and development credits	(1.1)	2%	(1.4)
Foreign tax credit	(1.3)	2%	(1.8)
Increase in valuation allowance	22.9	(33)%	9.4
Stock-based compensation	(0.2)	—%	(0.6)
Statutory rate differences	0.1	—%	0.3
Foreign earnings taxed in U.S.	0.3	(1)%	3.2
Foreign currency fluctuations	0.6	(1)%	0.7
Withholding taxes on foreign intercompany transactions	0.9	(1)%	1.1
Tax on distributable foreign earnings	0.6	(1)%	1.0
Revenue recognition adjustment	—	—%	0.5
Other	(0.6)	1%	(1.0)
Income tax expense	$6.9	(10)%	$14.7

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities were as follows:

(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Deferred tax assets:
Compensation	$1.5	$0.6
Inventories	13.4	12.1
Sales return reserve and allowance for bad debts	0.8	0.9
Federal and state net operating loss carryforwards	24.9	4.8
Federal credits	5.7	3.3
Stock-based compensation	1.2	1.5
Deferred revenue	2.2	3.1
Other	0.4	0.2
Total gross deferred assets	50.1	26.5
Less valuation allowance	(33.1)	(10.2)
Deferred tax assets, net	17.0	16.3
Deferred tax liabilities:
Property and equipment	(6.9)	(6.5)
Intangible assets	(4.9)	(5.1)
Taxes on unremitted foreign earnings	—	(2.4)
Total gross deferred liability	(11.8)	(14.0)
Deferred tax asset, net	$5.2	$2.3

The components giving rise to the net deferred tax assets (liabilities) have been included in the combined balance sheets as follows:

	Balance at June 28, 2020
(in millions of U.S. Dollars)	Assets	Liabilities
U.S. federal income taxes	$—	$—
Foreign income taxes	5.2	—
Total	$5.2	$—

	Balance at June 30, 2019
(in millions of U.S. Dollars)	Assets	Liabilities
U.S. federal income taxes	$—	$—
Foreign income taxes	4.7	(2.4)
Total	$4.7	$(2.4)

The Company assesses all available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets by jurisdiction. The Company has concluded that it is necessary to recognize a full valuation allowance against its U.S. deferred tax assets as of June 28, 2020. As of June 30, 2019, the U.S. valuation allowance was $10.2 million. For the fiscal year ended June 28, 2020, the Company increased the U.S. valuation allowance by $22.9 million due to the Company's current year domestic loss.

As of June 28, 2020, the Company had approximately $122.0 million of federal net operating loss carryovers, immaterial foreign net operating losses and $1.1 million of state net operating loss carryovers, all of which are fully offset by a valuation allowance. Additionally, the Company had $5.7 million of federal tax credits which are fully offset by a valuation allowance. The federal net operating loss carryover will not expire and the state net operating loss carryovers will begin to expire in fiscal 2024. The federal income tax credit carryforwards will begin to expire in fiscal 2029.

U.S. GAAP requires a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is cumulatively more than 50% likely to be realized upon ultimate settlement.

As of June 30, 2019 the Company’s liability for unrecognized tax benefits was $3.5 million. During the fiscal year ended June 28, 2020, the Company did not recognize any change to the liability for unrecognized tax benefits.  As a result, the total liability for unrecognized tax benefits as of June 28, 2020 was $3.5 million. If any portion of this $3.5 million is recognized, the Company will then include that portion in the computation of its effective tax rate. Due to the nature of the reserves included within these periods, the Company does not believe it is reasonably possible that any of the $3.5 million of gross unrecognized tax benefits will change in the next 12 months as a result of statute requirements or settlement with tax authorities.

The following is a tabular reconciliation of the Company’s change in uncertain tax positions:

Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Balance at beginning of period	$3.5	$3.5
Decrease related to current year change in law	—	—
Increases related to prior year tax positions	—	—
Decreases related to prior year tax positions	—	—
Settlements with tax authorities	—	—
Expiration of statute of limitations for assessment of taxes	—	—
Balance at end of period	$3.5	$3.5

The Company's policy is to include interest and penalties related to unrecognized tax benefits within the income tax expense (benefit) line item in the combined statements of operations. Interest and penalties relating to unrecognized tax benefits recognized in the combined statements of operations totaled $0.0 million for the fiscal years ending June 28, 2020 and June 30, 2019. The Company accrued $0.0 million for interest and penalties relating to unrecognized tax benefits in the combined balance sheets as of June 28, 2020 and June 30, 2019.

The Company files U.S. federal, U.S. state and foreign tax returns on a consolidated basis with Cree. For U.S. federal purposes, the Company is generally no longer subject to tax examinations for fiscal years prior to 2017. For U.S. state tax returns, the Company is generally no longer subject to tax examinations for fiscal years prior to 2016. For foreign purposes, the Company is generally no longer subject to examination for tax periods prior to 2010.

For purposes of the combined financial statements, only the undistributed earnings of foreign subsidiaries conveying in a sale of the subsidiaries outstanding and issued equity shares have been considered for purposes of providing income taxes on the earnings of foreign subsidiaries.  For such foreign subsidiaries, the Company provides for income taxes on the earnings of the foreign subsidiary unless the subsidiary’s earnings are considered indefinitely reinvested outside the United States.  As of June 28, 2020, the Company has approximately $2.4 million of undistributed earnings for certain non-U.S. subsidiaries. The Company has determined that $0.0 million of the $2.4 million of undistributed foreign earnings are expected to be repatriated in the foreseeable future. The Company does not expect to incur any foreign income taxes upon repatriation of the $2.4 million foreign earnings. As of June 28, 2020, the Company has not provided income taxes on the remaining undistributed foreign earnings of $2.4 million as the Company continues to maintain its intention to reinvest these earnings in foreign operations indefinitely. If, at a later date, these earnings were repatriated to the United States, the Company would be required to pay approximately $0.0 million in taxes on these amounts.

Note 10 – Commitments and Contingencies

Litigation

The Company is currently a party to various legal proceedings. While management presently believes that the ultimate outcome of such proceedings, individually and in the aggregate, will not materially harm the Company’s financial position, cash flows, or overall trends in results of operations, legal proceedings are subject to inherent uncertainties, and unfavorable rulings could occur.  An unfavorable ruling could include money damages or, in matters for which injunctive relief or other conduct remedies may be sought, an injunction prohibiting the Company from selling one or more products at all or in particular ways. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on the Company’s business, results of operation, financial position and overall trends. The outcomes in these matters are not reasonably estimable.

LED Supply Agreement

The LED Supply Agreement is a supply agreement with a third party to supply certain LED chip and component products through fiscal 2022. The Company recognized $12.0 million and $2.1 million in revenue for the fiscal years ended June 28, 2020 and June 30, 2019, respectively, related to the LED Supply Agreement, of which $0.7 million was accrued in accounts receivable, net in the combined balance sheets as of June 28, 2020. No amounts related to the LED Supply Agreement were accrued in accounts receivable, net in the combined balance sheets as of June 30, 2019. Additionally, the Company recorded a contract liability of $9.9 million and $13.4 million relating to the LED Supply Agreement as of June 28, 2020 and June 30, 2019, respectively. The contract liability is recognized in contract liabilities and other long-term liabilities on the combined balance sheets.

Note 11 – Concentrations of Risk

Financial instruments, which may subject the Company to a concentration of risk, consist principally of short-term investments, cash equivalents and accounts receivable. Short-term investments consist primarily of certificates of deposit. The Company’s cash equivalents consist primarily of money market funds. Certain bank deposits may at times be in excess of the FDIC insurance limits.

The Company sells its products on account to manufacturers, distributors and others worldwide and generally requires no collateral.

Revenue from Arrow Electronics, Inc. represented 23% and 22% of revenue for the fiscal years ended June 28, 2020 and June 30, 2019, respectively. Revenue from WPG Holdings represented 11% and 11% of revenue for the fiscal years ended June 28, 2020 and June 30, 2019, respectively.

Surface Mount Technology Corp. accounted for 14% of the combined accounts receivable balance as of June 28, 2020. WPG Holdings accounted for 17% of the combined accounts receivable balance as of June 30, 2019.

Note 12 – Retirement Savings Plan

Cree sponsors one employee benefit plan (the 401(k) Plan) pursuant to Section 401(k) of the IRC. All Company U.S. employees are eligible to participate under the 401(k) Plan sponsored by Cree on the first day of a new fiscal month after the date of hire. Under the 401(k) Plan, there is no fixed dollar amount of retirement benefits; rather, Cree matches a defined percentage of employee deferrals, and employees vest in these matching funds over time. Employees choose their investment elections from a list of available investment options. During the fiscal years ended June 28, 2020 and June 30, 2019, the Company's expense for contributions under this plan was approximately $2.2 million and $2.5 million, respectively. The Pension Benefit Guaranty Corporation does not insure the 401(k) Plan.

Note 13 - Restructuring

Cree has approved various operational plans that include restructuring costs. All restructuring costs are recorded in other operating expense on the combined statements of operations.

Corporate Restructuring

In April 2018, Cree approved a corporate restructuring plan. The purpose was to restructure and realign Cree's cost base with the long-range business strategy that was announced in February 2018. The restructuring activity was completed in the second quarter of fiscal 2019. For the year ended June 30, 2019, $0.9 million expense amount was included in the Company's combined financial statements relating to this corporate restructuring plan. This expense amount is included in corporate allocations presented in Note 14, “Related Party Transactions.”

Factory Optimization Restructuring

In May 2019, Cree started a significant, multi-year Wolfspeed business factory optimization plan anchored by a state-of-the-art, automated 200mm capable silicon carbide and gallium nitride fabrication facility and a large materials factory at its U.S. campus headquarters in Durham, North Carolina. As part of the plan, the Company incurred restructuring charges associated with the movement of LED Business equipment as well as disposals of certain long-lived assets. For the years ended June 28, 2020 and June 30, 2019, the Company expensed $3.3 million and $2.3 million of restructuring charges related to the factory optimization plan. These expense amounts are included in corporate allocations presented in Note 14, “Related Party Transactions.”

Sales Restructuring

In June 2019, Cree approved and implemented a sales restructuring plan to restructure and realign Cree's geographical sales team with the skills and experience needed to execute on Cree's business objectives. The Company recorded $1.2 million in restructuring expense relating to this plan in the fourth quarter of fiscal 2019. No additional restructuring expense relating to this plan is expected.

Sales Representatives Restructuring

In July 2019, Cree realigned its sales resources as part of Cree's transition to a more focused semiconductor company. As a result, the Company recorded $0.3 million in contract termination costs during year ended June 28, 2020, no liability was accrued as of June 28, 2020.

Note 14 – Related Party Transactions

The combined financial statements have been prepared on a standalone basis and are derived from the consolidated financial statements and accounting records of Cree. The following discussion summarizes activity between the Company and Cree (and its affiliates that are not part of the planned sale transaction).

Allocation of General Corporate and Other Expenses

The combined statements of operations include expenses for certain centralized functions and other programs provided and administered by Cree that are charged directly to the Company. In addition, for purposes of preparing these combined financial statements on a carve-out basis, a portion of Cree’s total corporate expenses has been allocated to the Company. See Note 1, “Business,” for a discussion of the methodology used to allocate corporate-related costs for purposes of preparing these financial statements on a carve-out basis.

The financial information in these combined financial statements does not necessarily reflect the expenses the Company would have incurred if the Company had been a standalone company for the periods presented. Cree provides the Company certain services, including, but not limited to, executive management, research and development, sales and marketing, information technology, human resources, finance, accounting, legal, supply chain, insurance, and the related benefit costs associated with such functions, such as stock-based compensation. The Company’s combined financial statements reflect an allocation of these costs. When specific identification is not practicable, a proportional cost method is used.

The following table is a summary of corporate and other allocations for the years ended June 28, 2020, and June 30, 2019:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
Cost of revenue, net	$36.2	$62.0
Research and development	11.9	10.4
Sales, general and administrative	76.1	71.7
Other operating expense	21.4	5.2
Non-operating income, net	(10.0)	(7.0)
Corporate and other allocations	$135.6	$142.3

Included in the aforementioned amounts are $92.4 million and $110.5 million related to costs for certain centralized functions and programs provided and administered by Cree that are charged directly to the Company for the years ended June 28, 2020 and June 30, 2019, respectively. In addition, a portion of Cree’s total corporate expenses have been allocated to the Company for services from Cree. These costs were $43.2 million and $31.8 million for the years ended June 28, 2020 and June 30, 2019, respectively.

Related Party Sales

The Company’s revenue includes items sold to Cree’s former Lighting Products segment before the divestiture of the Lighting Products segment totaling $28.8 million for the year ended June 30, 2019. After the Lighting Products segment divestiture in May 2019, these transactions were subject to LED Supply Agreement.

Net Transfers To and From Cree

Net transfers to and from Cree are included within Parent company investment on the combined statements of equity. The components of the transfers to and from Cree during fiscal years ended June 28, 2020 and June 30, 2019 were as follows:

	Fiscal Years Ended
(in millions of U.S. Dollars)	June 28, 2020	June 30, 2019
General financing activities	$(145.1)	$(203.5)
Corporate allocations	135.6	142.3
Stock compensation expense	22.8	17.2
Property and equipment transferred to Parent	(1.7)	(0.3)
Patents and licensing rights transferred from Parent	—	0.3
Total net transfers from (to) Parent	$11.6	$(44.0)

Note 15 – Subsequent Events

The combined financial statements of the Company are derived from the consolidated financial statements of Cree, Inc. which issued its financial statements for the year ended June 28, 2020 on August 19, 2020. Accordingly, the Company has evaluated transactions or other events for consideration as recognized subsequent events in the annual financial statements through August 19, 2020. Additionally, the Company has evaluated transactions and other events that occurred through the issuance of these combined financial statements on February 26, 2021, for purposes of disclosure of unrecognized subsequent events.

On October 18, 2020, Cree entered into an Asset Purchase Agreement with SMART Global Holdings, Inc. and its wholly owned subsidiary CreeLED, Inc. (f/k/a Chili Acquisition, Inc.) to sell the LED Business below carrying value. The Company expects to record an impairment to goodwill and is evaluating the amounts to be recorded.